Exhibit 10.3

LICENSE AGREEMENT

This Agreement made this 15th day of March, 2005 between EDGE CAPITAL GROUP, Inc. or its assignee in which Scott A. Sossen and Robert Frazier are major stockholders, (“Licensee”), a California corporation located at 22349 La Palma Ave., Suite D110, Yorba Linda, California 92887, and Verdisys, Inc., a California corporation (“Licensor”) located at 14550 Torrey Chase Blvd., Suite 330, Houston, Texas 77014, (herein referred to as “Verdisys”).

RECITALS

WHEREAS, Verdisys has the rights to license the proprietary well enhancement techniques and devices developed by Carl W. Landers (“Landers”) of Madisonville, Kentucky, together with all improvements made by Verdisys and collectively known as the Landers Horizontal Drill (the technology embodying the patented method and apparatus) per the terms of Verdisys’ License Agreement dated April 23rd, 2003, as amended, such terms of which are incorporated herein by reference; which technology is designed principally for the purpose of stimulating and enhancing oil and gas well production, by opening lateral channels extending radially from the wellbore; and

WHEREAS, Landers and Verdisys have also developed proprietary techniques and methods for the utilization of the Technology (hereinafter “Trade Secrets”); and

WHEREAS, Licensee is in the oil and gas business and desires to obtain the rights to market and to use the Technology and Trade Secrets within the United States and Canada for the sole purpose of entering into production sharing transactions or joint ventures in oil and gas production; and

WHEREAS, Verdisys and Licensee executed a Settlement Agreement and Mutual Release (SAMR) on January 19, 2005; and

WHEREAS, Verdisys desires to confer upon Licensee such right to market and to use the Technology and Trade Secrets pursuant to Verdisys’ receipt of the consideration described below and subject to the terms and conditions described herein; and

WHEREAS, Licensee desires only to market and use such technology for its own use, production sharing or in joint ventures it has entered into, and will refer service related work to Verdisys. Verdisys shall, within ten days of initial submission of Licensee’s desires to do service work for a particular client, decline, or accept such service work. Should Verdisys decline such work, Licensee shall be allowed to do such work.

NOW, THEREFORE, in consideration of the forgoing “Recitals”, which are a material part of this Agreement, and the rights, obligations and interests included under this Agreement, both parties agree as follows:

1.	Grant of License. Verdisys hereby grants to Licensee, and Licensee hereby accepts from Verdisys, a license to use the Down-hole Equipment, Technology, products patented method and apparatus, and Trade Secrets, hereinafter referred to collectively as the “Landers

Horizontal Technology”, during the term hereof for the purposes and within the geographical area set forth herein, and subject to the terms and conditions hereof (referred to herein as either the “License” or the “Agreement”). “Licensee” shall include Licensee, its employees, officers, agents, affiliated entities, and/or any sub-licensee.

2.	Area. Subject to the terms and conditions hereof, the License shall entitle Licensee to use the Landers Horizontal Technology, during the term hereof only within the United States of America and Canada, (“Area”). The Area of Licensee is exclusive to Licensee except for the CRDC license, the contested Sideways, LLC license, and self use and joint venture rights of Carl Landers within the Master Lease Agreement.

3.	License Fee. Licensee will pay licensor $2,500 per well drilled and ten (10) percent pre-tax revenue generated by the rig as cash is received from Oil & Gas well revenue. Licensee will pay Licensor a royalty of five (5) percent of pre-tax revenue as cash is received from Oil & Gas revenue generated by the use of the License and on other rigs manufactured or leased by Licensee. Such Royalties will be paid directly to Verdisys pursuant to the SAMR.

4.	Term. This Agreement shall become effective upon execution by both parties. It shall HAVE A TERM OF FIVE (5) YEARS, or termination as expressly provided herein.

5.	Termination.

A.	This Agreement may be terminated by mutual consent of both parties.

B.	Either party may terminate this Agreement for cause upon sixty (60) days written notice. After receipt of such notice, the party at fault shall have sixty (60) days to rectify or cure the failure(s). If the party’s failure to cure is for a reason beyond such party’s control, then such period shall be extended so long as such party is in good faith attempting to cure such failure. Termination for cause is defined as Licensee’s failure or continuing failure to meet the material terms of this Agreement or Licensee’s failure to pay License Fees in a timely manner.

C.	Verdisys may also immediately terminate this Agreement, by written notice of termination if:

i.	Licensee attempts to assign or sub-license the right to use the Landers Horizontal Technology except as set forth in this agreement. Licensee has the right to sub-license the use of the Landers technology within the Licensee’s Area and according to the Master Landers Agreement. All applicable fees shall apply.

ii.	Licensee assigns this Agreement for the benefit of creditors.

iii.	Licensee admits insolvency, or Licensee becomes unable to pay its obligations as they become due;

iv.	Any voluntary, or involuntary proceedings are instituted by, or against Licensee under bankruptcy or insolvency laws, or for corporate reorganization, or for a receivership, or for the dissolution of Licensee, and such involuntary proceedings are not resolved within the earlier of six (6) months, or the end of the effective term;

v.	Licensee commits any material act of fraud, or dishonesty, such act to be adjudicated by final judgment of a court of competent jurisdiction.

D.	Good faith termination under this Agreement shall not impose any liability on Verdisys, or Licensee under the provisions of this Agreement. It is further agreed by Licensee that Licensee will immediately advise Verdisys in writing of the occurrences of any event specified in this section.

E.	Upon termination of this Agreement, Licensee shall immediately cease to represent itself as an Verdisys licensee, cease to use the Verdisys corporate name and or any Verdisys trademark, or any near resemblance of such name or trademark, as in the reasonable opinion of Verdisys bears such near resemblance to any name and/or trademark of Verdisys as might deceive customers or create confusion. In addition, Licensee shall immediately return to Verdisys all licensed Equipment, including Down-hole Equipment now in research and development or developed in the future, for use in, on, or with the Landers Horizontal Technology, whether developed by Verdisys, licensee or any other person or entity regardless of where located.

F.	Licensee agrees that all License Fees are nonrefundable upon termination of this Agreement.

6.	Performance. Licensee shall use reasonable efforts to promote the use of the Landers Horizontal Technology in all portions of the Area in which Licensee is authorized to use the Landers Horizontal Technology. Licensee shall maintain accurate and complete well data information with respect to its use of the Landers Horizontal Technology. Such records shall be kept in such form, as is customary in the industry. Licensee shall make the originals of such records available to Verdisys, Verdisys’ employees, agents or representatives during regular business hours and shall send to Verdisys, at Licensee’s expense, copies of any such records as Verdisys may from time to time reasonably request.

7.	Intellectual Property.

A.	This Agreement shall not be construed to give Licensee any inchoate, vested or future right, title, or interest in any of the patents, licenses, trademarks, or copyrighted material that Verdisys now has or may acquire with respect to the Landers Horizontal Technology, or any improvement, modification, or change in the method, apparatus, equipment, or process regardless of by whom it is made, except to the extent and in the manner, time, and places that Licensee is authorized and permitted to use the Landers Horizontal technology as provided by the provisions of this Agreement. Licensee agrees that neither it nor any other entity or persons associated or affiliated with it shall acquire any patentable, proprietary, or property rights or interest in any of the Landers Horizontal Technology as it previously existed, as it presently exists, or as it may be modified, developed, refined, changed in the future, regardless of by whom, all of which shall always remain the sole and exclusive property of Landers.

B.	Grantback: Licensee agrees that any changes, improvements, or modifications in the method, apparatus, equipment, and/or process which Licensee makes or has made shall belong exclusively to Landers, and that Landers has full rights to patent, incorporate and utilize such changes or improvements into the Landers Horizontal Technology.

8.	LIMITATION AND DISCLAIMER OF DAMAGES AND EXCLUSION OF WARRANTIES. VERDISYS SHALL NOT BE LIABLE TO LICENSEE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST OR ANTICIPATED PROFITS, OF ANY NATURE WHATSOEVER. IN NO EVENT SHALL VERDISYS BE LIABLE TO LICENSEE FOR ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE LANDERS HORIZONTAL TECHNOLOGY. VERDISYS SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESSED OR IMPLIED BY LAW, OR BY AFFIRMATION, PROMISE, DESCRIPTION OR SAMPLE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, USAGE OR TRADE, OR FITNESS FOR A PARTICULAR PURPOSE. AS ACCEPTABLE AS APPLIED TO THE LAWS OF TEXAS.

9.	WARNING OF INHERENT RISKS. IT IS EXPRESSLY RECOGNIZED AND ACKNOWLEDGED THAT THE VERDISYS HORIZONTAL TECHNOLOGY IS OPERATED UNDER VERY HIGH PRESSURES AND THAT THERE ARE INHERENTLY AND EXTREMELY DANGEROUS RISKS INVOLVED IN OPERATING THE TECHNOLOGY OR ANY EQUIPMENT UTILIZING HIGH PRESSURES. THE PRESSURES GENERATED BY THE TECHNOLOGY ARE CAPABLE OF CUTTING THROUGH AND PENETRATING ROCK, METAL, CLOTHING, SKIN, BONE, AND PROTECTIVE CLOTHING AND GLASSES OR GOGGLES, AND THAT SUCH MAY CAUSE SERIOUS INJURY OR DEATH. ALSO, THE DRILLING AND BLASTING OF OIL AND GAS WELLS AND CHANNELS CAN CAUSE OR CREATE PUNCTURES OR LEAKS IN THE EQUIPMENT, WHICH CAN ALLOW FLUID UNDER

EXTREMELY HIGH PRESSURES TO ESCAPE, WHICH CAN CAUSE SERIOUS INJURY OR DEATH. LICENSEE SHALL HOLD VERDISYS HARMLESS FROM ANY DEATH OR INJURY TO PERSONS OR PROPERTY ARISING OUT OF OR RESULTING FROM THE USE OF THE TECHNOLOGY, OR FROM THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LICENSEE OR LICENSEE’S PERSONNEL.

10.	No Agency Created.

A.	For the protection of both Verdisys and Licensee, the relationship created by this Agreement between Verdisys and Licensee is not that of principal and agent, and under no circumstances shall either party be considered an agent of the other.

B.	Licensee is, and shall remain, an independent contractor, and Licensee alone shall be answerable for any loss or damage caused by it or its employees or agents. Licensee may, if it wishes, indicate in its advertising and on its stationery that it is an authorized Verdisys licensee, provided that Licensee clearly understands and states that it is separately owned and operated.

C.	Verdisys does not authorize Licensee to represent itself as Verdisys, or does Verdisys authorize Licensee to pledge the credit of Verdisys, or enter into any contract for Verdisys, nor does Verdisys convey to Licensee any property interest in Verdisys’ name, trademarks, or patents.

11.	This agreement may not be assigned by Licensee except as provided in Section 5, Subsection - C - i.

12.	Commercial Arrangements. Licensee shall provide Verdisys with an opportunity to match any quote for any additional rigs, equipment rental, or other types of service work entered into by Edge Capital in the execution of their joint programs. The option to contract Verdisys is at Edge Capital’s sole option.

13.	Former Agreement. Except as stated herein, all prior or contemporaneous written or oral statement, arrangements, or agreements regarding the License are merged into and superseded by this Agreement.

14.	Severability. If any provision of this Agreement is held to be invalid, or unenforceable, or is not enforced, this Agreement shall be considered divisible as to such provisions, and the remainder of the Agreement valid and binding as though such provision were not included in this Agreement.

15.	Prevailing Law and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of Texas. Jurisdiction for any dispute arising out of any term or matter related to this License and any sub-licenses shall be the courts of Texas.

16.	Arbitration

A.	All disputes under this Agreement shall be settled by arbitration at such time pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any Party hereto giving written notice to the other Party that a dispute has been referred to arbitration under this Section. Each Party shall each appoint one individual as an arbitrator and the two individuals so appointed shall select another individual to serve as the third and final member of the arbitration panel. Any award rendered by the arbitrators shall be conclusive and binding upon the Parties provided, however, that any such award shall be accompanied by a written opinion of the arbitrators giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the Parties, and the decision of the arbitrators in accordance herewith shall be final and binding and there shall be no right to appeal therefrom. Each Party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared; provided, however, that if in the opinion of the arbitrators any position or claim of a Party or any defense or objection thereto was unreasonable, the arbitrators may assess, as part of their award, all or any part of the arbitration expenses of the other Party (including reasonable attorneys’ fees and fees of the arbitrators) against the Party raising such unreasonable position, claim, defense or objection.

B.	To the extent that arbitration may not be legally permitted hereunder and the Parties to any dispute hereunder may not at the time of such dispute mutually agree to submit such dispute to arbitration, any Party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section shall prevent the Parties from settling any dispute by mutual agreement at any time.

17.	Force Majeure. Neither party shall be liable for failure to perform its part of this Agreement when the failure is due to fire, floods, strikes, or other industrial disturbances, inevitable accident, war, riot, insurrection, act of terrorism or other causes beyond the control of the party claiming force majeure. The party most affected shall act diligently to remove the force majeure condition at the earliest practicable time. In no event shall financial inability to pay be considered force majeure; nor shall force majeure excuse any party’s obligation to pay pursuant to this Agreement, any sums for which such party became obligated prior to the occurrence of the force majeure event.

18.	Compliance with Law.

A.	Licensee agrees that it will not violate any applicable law or regulation of any country, state, or political subdivision thereof in performing or purporting to perform any act arising out of or in connection with this Agreement.

B.	Pursuant to the above-stated obligation, Licensee agrees to maintain such records as required by applicable laws and regulations, and to provide all written assurances required by Verdisys in connection with such laws and regulations.

19.	Environmental and Occupational Regulations. It is Licensee’s obligation to insure that all environmental and work place regulations applicable to Licensee, either Federal, State or local, are adhered to and that any conditions set by environmental or occupational regulatory agencies such as EPA or OSHA are met by Licensee.

20.	Indemnification.

A.	Licensee agrees to hold Verdisys harmless, and to indemnify and defend Verdisys for all claims, loses and liabilities (“Losses”), that may occur as the result of Licensee’s acts or omissions under this Agreement or otherwise, or arising out of or resulting from the use proper or improper, of the Verdisys Horizontal Technology, or from the negligence or willful misconduct of Licensee or Licensee’s personnel, or of its sub-licensees or assignees.

B.	ATTORNEY FEES. THE SUCCESSFUL PARTY IN ANY LITIGATION SHALL RECOVER ITS ATTORNEY FEES AND RELATED LITIGATION EXPENSES, INCLUDING TIME AND TRAVEL. IN THE EVENT OF THIRD PARTY LITIGATION INVOLVING THIS AGREEMENT, OR THE USE OF THIS TECHNOLOGY, IF IT IS ADJUDICATED THAT ONE OF THE PARTIES OF THIS AGREEMENT IS AT FAULT, THE OTHER PARTY SHALL BE INDEMNIFIED BY THE THIRD PARTY AT FAULT FOR ITS REASONABLE ATTORNEY FEES, COSTS, AND LITIGATION RELATED EXPENSES, INCLUDING TIME AND TRAVEL EXPENSES.

21.	No Liability on Termination. The right to termination of this Agreement pursuant to the provisions of this Agreement is absolute and Verdisys shall not incur any liability by reason of such termination. Licensee shall release Verdisys and Landers from damages and from any claim of any nature (including but not limited to damages sustained on account of loss of prospective commission or profits, or on investments, contracts, leases, or other commitments) resulting from or arising out of such termination, provided, however, that nothing in this section shall be construed as a release of any obligation that shall have accrued prior to the effective date of such termination and that is preserved pursuant to this Agreement.

22.	Notices. Any notice provided for or concerning this agreement shall be in writing and shall be deemed sufficiently given when either personally delivered or mailed by certified or registered mail to the address of each party as provided below. The address of either party may be changed by giving written notice of such change to the other party. Notices may also be given by such other means as are acceptable to and agreed upon by the parties to this Agreement.

A.	Notices sent to Verdisys shall be addressed as follows:

Mr. David Adams

Verdisys, Inc.

14550 Torrey Chase Blvd, Suite 330

Houston, Texas 77014

B.	Notices sent to Licensee shall be addressed as follows:

Bob Frazier, Jr.

Edge Capital Group, Inc.

22349 La Palma Ave., Suite D110

Yorba Linda, California 92887

23.	Confidentiality. Information furnished by Verdisys or Landers to Licensee with respect to the Down-hole Equipment and its application, installation, operation and repair that is designated by Landers as confidential and proprietary and shall be held by Licensee in confidence during the term of this Agreement and for ten (10) years thereafter. Upon the effectiveness of termination of this License, all such confidential and proprietary information, including all copies of such information, and any other information not specifically designated by Landers for release to the public that may come into the possession of the Licensee during the term of this Agreement, including all copies of such information, shall be delivered by Licensee to Landers when requested to do so by Landers without making or retaining copies or excerpts of such information.

24.	Disclaimer. IN NO EVENT SHALL VERDISYS or LICENSEE BE LIABLE TO EACH OTHER FOR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR FOR LOSS OF ANTICIPATED PROFITS ON ANY CLAIM OF ANY KIND RESULTING FROM ANY PERFORMANCE, NON-PERFORMANCE, OR BREACH OF THIS AGREEMENT OR OF THE LANDERS HORIZONTAL TECHNOLOGY.

25.	NO WARRANTY. NO WARRANTY IS GIVEN THAT THE TECHNOLOGY WILL INCREASE PRODUCTION IN ANY GIVEN WELL OR THAT IT WILL MILL WELL CASINGS OR JET LATERALS UP TO ANY PARTICULAR STANDARD.

26.	Landers Warranty. Landers has warranted to Verdisys the following pursuant to the License Agreement between Verdisys and Landers: That he is the owner of and has the rights to License the Horizontal Drilling Technology embodied in United States Patent #5413184 and #5853056.

27.	Venue. The venue for any action arising out of any dispute between the parties to this Agreement shall be Texas.

28.	Entire Agreement. This Agreement shall constitute the entire License Agreement between Verdisys and Licensee regarding the license of the Landers Horizontal Technology by Verdisys to Licensee, and any prior understanding or representation of any kind preceding the date of this Agreement and regarding the license of the Landers Horizontal Technology shall not be binding upon either party except to the extent incorporated in this Agreement.

29.	Modification of Agreement. Any modification of this Agreement or additional obligations assumed by either party in connection with this Agreement shall be binding only if placed in writing and signed by each party or an authorized representative of each party.

30.	No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement or the waiver of any breach of any of the terms and conditions of this Agreement shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain if full force and effect as if no such forbearance or waiver had occurred.

31.	Tax. All prices are exclusive of any Federal, State or Special Taxes imposed on the sale or use of the Landers Horizontal Technology, merchandise and services listed, which taxes, where applicable to Licensee, will solely be Licensee’s responsibility and borne by Licensee.

32.	Authority. Each individual signing this Agreement on behalf of the corporations represent that they have the necessary authority to execute this Agreement on behalf of such entity, and that all necessary corporate action has been taken to fully approve the execution of this Agreement.

IN WITNESS WHEREOF, the parties have subscribed their names and signatures effective upon the date first written above.

Verdisys, Inc.

/s/ David M. Adams 3-15-05
David Adams, President & Co-CEO

Edge Capital, Inc.

/s/ Robert Frazier
Bob Frazier, Jr., CFO

EXHIBIT “A”

LANDERS HORIZONTAL TECHNOLOGY DOWNHOLE EQUIPMENT consists of:

1.	Down-hole Motors w/wing

2.	Flex Shafts

3.	Casing Cutting Implements

4.	High Pressure Nozzles

5.	4.5” Elbows Complete

6.	5” Elbows Complete

7.	High Pressure Down-hole Filter

8.	Riser

Licensee agrees and acknowledges that the Down-hole Equipment is to be licensed and that the Down-hole Equipment is referred to as the Landers Horizontal Technology.

Licensee agrees and acknowledges that all Down-hole Equipment consisting of: the riser, nozzle(s), down-hole motor(s) with wing, drill bit(s), flex shaft(s), 4” elbow(s), 5” elbow(s), 7” elbow(s), one way valve(s), filter(s), hose(s), and any Down-hole Equipment now in research and development or developed in the future for use in or on the Device, listed as or used as Down-hole Equipment, shall always remain the property of Landers regardless of who designs, develops or pays to have it built, manufactured, or fabricated.

Licensee agrees and acknowledges that the License fee and Royalty fees cover use only of the Down-hole Equipment and not ownership of it and upon termination of this agreement according to its terms, Licensee will cease from further use of the Down-hole Equipment and return all the Down-hole Equipment to Landers.